UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(X) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
       LARSEN,    JOHN    L.

       877 NORTH 8TH WEST
       RIVERTON,   WY   82501
     USA
2. Issuer Name and Ticker or Trading Symbol
       NORTHWEST GOLD, INC.
      NWG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     MAY 31, 2000
5. If Amendment, Date of Original (Month/Year)
     JULY 14, 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    $.001 Par Value Common St|04/03/|J-3(|1,000             |   |N/A        |1,000              |D     |                           |
ock                          |00    |a)  |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common St|04/03/|J-3(|1,000             |   |N/A        |1,000              |I (b) |By Wife                    |
ock                          |00    |a)  |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common St|04/03/|J-3(|252,425           |   |N/A        |252,425            |I (c) |By USEG                    |
ock                          |00    |a)  |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common St|5/31/0|J-4(|7,309,794         |A  |NIL        |7,562,219          |I (c) |By USEG                    |
ock                          |0     |d)  |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a)  The Reporting Person became a director of the Issuer on April 3,
2000.
(b)   Consists of shares held directly by the Reporting Person's wife.
(c) Consists of shares held by U.S. Energy Corp. ("USEG"). The Reporting Person is an officer and director of
USEG and director of NWG. The Reporting Person is not a controlling shareholder of USEG, and therefore the
Reporting Person does not have a pecuniary interest in the NWG shares held by USEG, under Rule 16a-1(a)(2)(iii).
(d)   Shares received in lieu of payment of
debt.
The Reporting Person disclaims beneficial and pecuniary interest in the shares reported under footnotes b and c.
NOTE:    Pursuant to SEC Rule 16a-1(a)(2), information on USEG is not required, however, Registrant has
undertaken
              comprehensive disclosure and reports NWG shares held by USEG as indirectly owned by the Reporting
Person.
SIGNATURE OF REPORTING PERSON
  /s/  JOHN L. LARSEN
DATE
  July 25, 2000